September 9, 1999


Mr. Timothy O'Malley
19 Pheasant Lane
Topsfield MA 01983

Dear Tim:

We are pleased to be able to offer you employment with the following conditions:

You will become an officer of the company with title of President and Chief Executive Officer. Your starting salary will be $180,000 per year (paid at the rate of $7,500 biweekly) and you will be granted stock options for 225,000 shares of Medwave stock with the terms described below.

You will be granted a ten-year incentive stock option for approximately 55,000 shares (which is approximately the maximum permitted under tax laws) and a ten-year non-qualified stock option for approximately 170,000 shares. Each of these options will become exercisable over a four-year period, commencing after one year of employment and will expire thirty (30) days after termination of employment. The options will be priced at common stock's fair market value as of the your first day of your employment. The price on your first day of employment will determine the number of incentive stock options permitted by tax laws, the remaining stock options will be non-qualified.

You will also receive company benefits as established by management from time to time, such as vacation, holiday pay, floating holiday(s) and health insurance. Presently, Medwave's vacation policy will allow you to accrue vacation at the rate of three (3) weeks per year. In addition, Medwave will pay 80% of the premium cost for an approved health plan. After six months of employment, you will be eligible to participate in Medwave's SEP plan. This plan may be changed from time to time but presently the company contributes up to 3% of your base salary if you elect to match that amount.

In addition, Medwave agrees to reimburse you for normal and customary moving expenses for household items and house hunting and transition costs. Medwave's goal in paying these transition costs is to allow you to move to the Twin Cities area at the earliest possible date. The cost of such moving expenses must be pre-approved by Medwave. This will be done after you are able to obtain an estimate for the cost of moving. If you accept employment with the Company, you understand that the duties require residence in the Twin Cities area. Failure to move to the Twin Cities within six months of your hire would likely result in termination of employment.


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You will begin employment on October 1, 1999 or as otherwise mutually agreed.
This offer of employment will expire on September 17, 1999 if not accepted by you before this date. Your employment will be at-will, which means you may terminate your employment at any time, with or without cause and with or without notice, and the Company has the same right. As a condition of employment, you are required to sign an agreement which includes a confidentiality, non-competition, and assignment of patents provisions, a copy of which is attached. By accepting this offer of employment you represent that your employment with Medwave and your compliance with the attached agreement do not violate or conflict with any other agreements to which you are subject. No modifications of this employment letter agreement may be made except by means of written agreement or memorandum signed by the parties. Medwave and you agree that this employment letter agreement will be governed by the laws of the State of Minnesota (whether or not the laws of other jurisdictions might otherwise govern under Minnesota principles of conflicts of law) and that if any action is brought relating to your employment or termination of employment, it will be brought in state or federal court in Minneapolis or St. Paul, Minnesota and Medwave and you consent to the jurisdiction of such courts.

If the terms of this offer meet your acceptance, please acknowledge acceptance of this offer by signing below and returning the enclosed copy, along with the executed agreement to me.

Tim, I have enjoyed our two meetings. Each meeting has left me with a high regard for what you have accomplished and for you personally. In my conversations with board members, similar views have been expressed. We are confident that under your guidance Medwave can achieve significant growth.

Sincerely,

______________________________       __________________________________
G Kent Archibald                     Accepted By:
President and CEO

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September 16, 1999

Mr. Timothy O'Malley
19 Pheasant Lane
Topsfield MA 01983

Dear Tim:

Based upon our conversations, we are amending our letter offering you employment, which was dated September 9, 1999, to include the following terms and conditions:

1. Management will develop a bonus plan, based upon the business objectives of the company. This plan will be presented to the board prior to December 31, 1999. As you know, only the board has authority to authorize a bonus plan.

2. In addition to the moving items discussed in the September 9, 1999 letter, Medwave agrees that moving costs will include up to four months of reasonable temporary living expenses and related travel between the Twin Cities and Boston, and you agree to move your family to the Twin Cities by July 2000.

3. We have revised the agreement on confidentially to delete one year after employment with Medwave prohibition of non-competition and have attached a revised copy.

4. For you stock options we agree to the following change in terms. If you are terminated by the Company before one year of employment without Cause (as defined herein), the stock options will become 25% exercisable. If you are terminated for Cause, you would lose your unexercisable stock options. "Cause" as used herein shall include, but not be limited to, neglect of your duties; performance which in the good faith, reasonable judgment of the Board of Medwave, or their designated representative, is unsatisfactory; conviction of, or a plea of nolo contendere to a felony or any crime or offense involving moral turpitude; conduct detrimental to Medwave's business reputation or goodwill; any act of dishonesty; any breach of fiduciary duty involving personal profit; actively using alcohol or controlled substances in a manner which impairs your ability to perform you duties; refusal to comply with Company's directives, rules, regulations, or policies; and the violation of your confidentiality and assignment of patents agreement.

5. You will begin employment on October 4, 1999 or as otherwise mutually agreed.

If the terms of this offer meet your acceptance, please acknowledge acceptance of this offer by signing below and returning the enclosed copy, along with the executed agreement to me.


Sincerely,

______________________________
G Kent Archibald                       ______________________________________
President and CEO                      Accepted By: